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                                                                    Exhibit 99.1

For Immediate Release


           ERGO SCIENCE ANNOUNCES THAT JOHNSON & JOHNSON HAS PROVIDED
              NOTICE OF TERMINATION OF ITS WORLDWIDE COLLABORATION
                           AGREEMENT WITH ERGO SCIENCE


Contact:    Lisa V. DeScenza
            Corporate Communications &
            Investor Relations Specialist
            (617) 241-6824 (Direct Line)        ldescenza@ergo.com     (E-Mail)
            (617) 241-8822 (Fax)                http://www.ergo.com (Web Site)



         BOSTON, December 7, 1998 - Ergo Science Corporation (Nasdaq:ERGO) today reported that Johnson & Johnson (NYSE:JNJ) has provided notice of termination (effective in 30 days) of the collaboration agreement for Ergo Science's products to treat Type 2 diabetes and obesity. The collaboration was formed to develop and commercialize ERGOSET-Registered Trademark- (bromocriptine mesylate) tablets and other products for the treatment of Type 2 diabetes and obesity. Ergo Science is currently considering an appeal with the U.S. Food and Drug Administration (FDA) of the non-approvable letter for its New Drug Application (NDA) for the use of ERGOSET-Registered Trademark- tablets for the treatment of Type 2 diabetes.

         In response to the decision by Johnson & Johnson, Ronald H. Abrahams, Ph.D., Chairman and Chief Executive Officer of Ergo Science stated, "We are disappointed that Johnson & Johnson has decided to terminate our collaboration agreement. We are re-evaluating our research and development strategies. We expect results from our Phase II clinical study to determine the effects of ERGOSET-Registered Trademark- tablets in obese subjects in the first half of 1999."

Ergo Science Background

         Ergo Science Corporation is a biopharmaceutical company developing novel treatments for metabolic and immune system disorders. At September 30, 1998, Ergo Science reported $37M in cash, cash equivalents and short-term investments

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This discussion contains forward-looking statements. Forward-looking statements reflect Ergo Science's current views with respect to future events. Actual results may vary materially and adversely from those anticipated, believed, assumed, estimated or otherwise indicated. Important factors that could cause actual results to differ materially include, without limitation, (1) there can be no assurance that ERGOSET-Registered Trademark-tablets will receive approval from FDA or that Ergo Science will be able to submit clinical trial results in the future that will produce an approval by the FDA of ERGOSET-Registered Trademark- tablets, (2) there can be no assurance that Ergo Science will have sufficient capital to complete any additional trials (3) data obtained from clinical trials are subject to varying interpretations, and there can be no assurance that the FDA (or an FDA panel of experts) will agree with Ergo Science's assessment of future clinical trial results, (4) uncertainty related to the scientific development of a new medical therapy, (5) competition in the anti-diabetic and anti-obesity markets is intense; other products have been recently approved for these indications and other companies are developing competing products,
(6) the need for additional funding, (7) there can be no assurance that Ergo Science will be able to establish corporate alliances to market ERGOSET-Registered Trademark- tablets, if approved for commercial marketing, and assist with development of product candidates, (8) there can be no assurance that Ergo Science's formulation of bromocriptine mesylate, if approved for commercial marketing, will be successful in the marketplace, or that Ergo Science will receive any profits from its sale, and (9) the uncertainty relating to patent protection in the pharmaceutical and biotechnology industries. Further information and additional important factors are set forth in reports and other filings of Ergo Science with the Securities and Exchange Commission, including, without limitation, the 1997 Annual Report on Form 10-K, generally under the section entitled "Risk Factors." Ergo Science does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of Ergo Science.

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